WRITTEN ACTION OF SHAREHOLDER
                                       OF
                                 NORICOM, INC.

We the undersigned, being the majority shareholders of Noricom, Inc. by written consent hereby given, do hereby take the following actions as actions of the Shareholder of this Corporation, to wit:

WHEREAS, The directors and officers of this Corporation desire to change the name of this Corporation from Noricom, Inc. to A J&J Pharma, Corporation;

BE IT RECORDED, that the majority shareholders of this Corporation have voted to approve changing the name of this Corporation from Noricom, Inc. to A J&J Pharma, Corporation. The effective date of the name change will be when recorded by the Secretary of the State of Nevada.

Witness the Execution and approval on this 3rd day of June 2002.


/s/ Kevin Ericksteen
--------------------------------------
Kevin Ericksteen, Director, President

/s/ Deanna Olson
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Deanna Olson, Director, Secretary